Exhibit 10.81

AMENDED and RESTATED EMPLOYMENT AGREEMENT made and effective March 7, 2008 (the “Effective Date”), between TIME WARNER INC., a Delaware corporation (“Time Warner”), AOL LLC, a Delaware limited liability company (“AOL” or the “Company”), and RANDAL A. FALCO (“You”).

You are currently employed by the Company pursuant to an Employment Agreement made November 22, 2006, effective as of November 26, 2006 as amended pursuant to Amendments effective as of January 22, 2007, March 7, 2007 and May 7, 2007 respectively (the “Prior Agreement”). The Company wishes to amend and restate the terms of your employment with the Company and to secure your services on a full-time basis for the period to and including December 31, 2010 on and subject to the terms and conditions set forth in this Agreement, and you are willing to provides such services on and subject to the terms and conditions set forth in this Agreement. You and the Company therefore agree as follows:

1.     Term of Employment.     Your “term of employment” as this phrase is used throughout this Agreement shall be for the period beginning on the Effective Date and ending on December 31, 2010 (the “Term Date”), subject, however, to earlier termination as set forth in this Agreement.

2.     Employment.     During the term of employment, you shall serve as Chairman and Chief Executive Officer of AOL and you shall have the authority, functions, duties, powers and responsibilities normally associated with such position and such additional authority, functions, duties, powers and responsibilities as may be assigned to you from time to time by the Board of Directors of Time Warner or the person to whom you report consistent with your senior position with the Company. During the term of employment, (i) your services shall be rendered on a substantially full-time, exclusive basis and you will apply on a full-time basis all of your skill and experience to the performance of your duties, (ii) you shall report to the President and Chief Operating Officer of Time Warner or, if this position no longer exists, you shall report to the President, CEO, or Chairman of Time Warner or to the most senior person to whom any other chief executive office of a division of Time Warner reports; (iii) you shall have no other employment and, without the prior written consent of the President and Chief Operating Officer of Time Warner or other comparable officer of Time Warner, no outside business activities which require the devotion of substantial amounts of your time, and (iv) the place for the performance of your services shall be the principal executive offices of the Company in Dulles, Virginia and the New York, New York metropolitan areas, subject to such reasonable travel as may be required in the performance of your duties. The foregoing shall be subject to the Company’s written policies, as in effect from time to time, regarding vacations, holidays, illness and the like and shall not prevent you from devoting such time to your personal affairs as shall not interfere with the performance of your duties hereunder.

3.     Compensation.

    3.1       Base Salary.     The Company shall pay you a base salary at the rate of not less than $1,000,000 per annum during the term of employment (“Base Salary”). The Company may increase, but not decrease, your Base Salary during the term of employment. Base Salary shall be paid in accordance with the Company’s customary payroll practices.

    3.2       Bonus.

        3.2.1 Annual Bonus. In addition to Base Salary, the Company typically pays its executives an annual cash bonus (“Bonus”). Although your Bonus is fully discretionary, your target annual Bonus is $3,000,000, but the parties acknowledge that your actual Bonus will vary depending on the actual performance of you and the Company, from a minimum of $0 and up to a maximum Bonus of $4,500,000, as determined by the Compensation and Human Development Committee of the Board of Directors of Time Warner. Each year, your personal performance will be considered in the context of your executive duties and any individual goals set for you. Although as a general matter the Company expects to pay bonuses at the target level in cases of satisfactory individual performance, it does not commit to do so, and your Bonus may be negatively affected by the exercise of the Company’s discretion or by overall Company performance. Your Bonus amount, if any, will be paid to you between January 1 and March 15 of the calendar year immediately following the performance year in respect of which such Bonus is earned. With respect to 2006 you will be eligible for a pro-rated bonus calculated from the Effective Date through December 31, 2006.

In addition, you have advised the Company that your prior employer, NBC Universal, Inc. (“NBCU”), has agreed pursuant to a Separation Agreement (the “Separation Agreement”)

to pay you $1,365,000 instead of the anticipated $1,468,800, under NBCU’s Incentive Plan and Special Bonus opportunity for 2006 (“Prior Employer Bonus”). The Prior Employer Bonus is scheduled to be paid to you in two installments as follows: $682,500 on or before February 28, 2007 (first NBCU payment) and $682,500 on or before December 31, 2007 (second NBCU payment). The Company will make a cash payment to you of $103,800, representing the difference between the anticipated bonus amount, $1,468,800, and the actual bonus amount, $1,365,000, by March 15, 2007. Additionally, the Company will pay you the shortfall, if any, from the first NBCU payment by March 31, 2007 and the Company will pay you the shortfall, if any, from the second NBCU payment during January 2008.

        3.2.2 Prior Employer Bonus Repayment. If pursuant to the Separation Agreement you are required to repay the Prior Employer Bonus described in Paragraph 3.2.1 above, or any portion thereof, on account of a breach of the non-solicitation provision, (attached as Exhibit A hereto), the Company agrees to pay you an amount equal to said amount repaid subject to a cap of $1,365,000. Any such repayment will be made by March 15, 2008.

    3.3       Stock Options.     So long as the term of employment has not terminated, you will be eligible to receive annual grants of stock options, although the Company does not commit to do so, provided Time Warner continues to maintain a stock option plan and subject to the approval of the Compensation and Human Development Committee of the Board of Directors of Time Warner. Each such stock option grant shall be reflected in a separate Stock Option Agreement in accordance with the Company’s customary practices.

    3.4       Long Term Incentive Compensation.     The Company shall provide you for each year of your term of employment with long term incentive compensation with a target value of approximately $4,500,000 (based on the valuation method used by the Company for its senior executives) through a combination of stock option grants, restricted stock units or other equity-based awards, cash-based long-term plans or other components as may be determined and in such proportions as may be determined by the Compensation and Human Development Committee of the Board of Directors of Time Warner from time to time in its sole discretion. Notwithstanding the forgoing sentence, during 2007 and 2008, you will also be eligible to participate in a 2 year transition plan, (“Transition Plan”) with an annualized target of $2,000,000 per year, but the parties acknowledge that your actual long term incentive compensation will vary depending on the actual performance of you and the Company, from a minimum of $0 and up to a maximum of $4,000,000 per year. Unless deferred at your election, the actual long term incentive compensation under the Transition Plan (which is cash-based) will be paid to you in cash by March 15, 2009. The remainder of your long term incentive target for 2007 and 2008, an annualized target of $2,500,000, will be awarded at the Company’s discretion through a mix that may include stock options, restricted stock units, performance units and cash. The Company agrees that with respect to any long term incentive target for 2007, you will receive any stock option grants, restricted stock units or other equity-based award by March 31, 2007.

    3.5       Initial Restricted Stock Unit Grant.     The Company will make you an initial grant of 183,750 restricted stock units (“RSU”) on or before December 31, 2006; provided that the Effective Date is on or before December 31, 2006. This grant shall be reflected in a separate Restricted Stock Units Agreement and will vest in whole on the fourth anniversary of the grant date. In addition, if any of (i) your term of employment is terminated by Time Warner without cause pursuant to Section 4.2 of this Agreement or as a result of your disability pursuant to Section 5 or your death pursuant to Section 6, (ii) Time Warner no longer holds at least 50% of the voting interests in AOL, or (iii) the financial results of AOL are no longer consolidated with those of Time Warner, the RSUs will immediately vest on, as applicable, (i) the effective date of your termination by Time Warner without cause pursuant to Section 4.2, or as a result of your disability pursuant to Section 5 or your death pursuant to Section 6, (ii) such date as Time Warner’s holds less than 50% of the voting interests of AOL or (iii) Time Warner determines that the financial results of AOL no longer can be consolidated with those of Time Warner. To the extent that the events in the previous sentence constitute either (i) a “separation from service” under Section 409A(a)(2)(A)(i) of the Code or (ii) a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets, as described under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, the net shares of Time Warner stock underlying the RSUs shall be delivered to you as soon as administratively possible after the vesting of the RSUs provided, however, that if the Company reasonably determines that such delivery is subject to Section 409A(a)(2)(B)(i) of the Code then the Company shall not be make such delivery until six months after the date of your “separation from service” (within the meaning of Section 409A of the Code).

    3.6       Indemnification.     You shall be entitled throughout the term of employment (and after the end of the term of employment, to the extent relating to service during the term of employment) to the benefit of the indemnification provisions contained on the date hereof in the Operating Agreement of the Company (not including any amendments or additions after the date hereof that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions). This provision shall not limit your rights to indemnification under any other applicable plan, arrangement or agreement of or with the Company or Time Warner.

    3.7       Travel and Expense Reimbursement.     The Company shall pay or reimburse you in accordance with Company policy for all reasonable business travel and business expenses incurred or paid by you in the course of performing his duties hereunder. As a condition to such payment or reimbursement, however, you shall maintain and provide to the Company reasonable documentation and receipts for such travel and expenses.

4.     Termination.

    4.1       Termination for Cause.     The Company may terminate the term of employment and all of the Company’s obligations under this Agreement, other than its obligations set forth below in this Section 4.1, for “cause”. Termination by the Company for “cause” shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised) other than as a result of a moving violation or a Limited Vicarious Liability (as defined below), (b) willful failure or refusal without proper cause to perform your material duties with the Company, including your obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment), (c) willful misappropriation, embezzlement or reckless or willful destruction of Company property, (d) willful and material breach of any statutory or common law duty of loyalty to the Company having a significant adverse financial impact on the Company or on the Company’s reputation; (e) intentional and improper conduct materially prejudicial to the business of the Company or any of its affiliates, or (f) willful or material breach of any of the covenants provided for in Section 8 hereof.

Such termination shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that if (i) such termination is because of your willful failure or refusal without proper cause to perform any one or more of your obligations under this Agreement, (ii) such notice is the first such notice of termination for any reason delivered by the Company to you under this Section 4.1, and (iii) within 15 days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations, the termination shall not be effective. The term “Limited Vicarious Liability” shall mean any liability which is based on acts of the Company for which you are responsible solely as a result of your office(s) with the Company; provided that (x) you are not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) after consulting with the Company’s counsel, you reasonably believed that no law was being violated by such acts.

    In the event of termination by the Company for cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of termination, (ii) to pay any Bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (iii) with respect to any rights you have pursuant to any insurance or other benefit plans or arrangements of the Company. You hereby disclaim any right to receive a pro rata portion of any Bonus with respect to the year in which such termination occurs.

    4.2       Termination by You for Material Breach by the Company and Termination by the Company Without Cause.     Unless previously terminated pursuant to any other provision of this Agreement and unless a Disability Period shall be in effect, you shall have the right, exercisable by written notice to the Company, to terminate the term of employment effective 30 days after the giving of such notice, if, at the time of the giving of such notice, the Company is in material breach of its obligations under this Agreement; provided, however, that, with the exception of clause (i) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you pursuant to this Section 4.2 and within such 30-day period the Company shall have cured all such material breaches; and provided further, that such notice is provided to the Company within 90 days after the occurrence of such material breach. A material breach by the Company shall include, but not be limited to, (i) the Company violating Section 2 with respect to authority, reporting lines, authority, functions, duties, powers or place of employment or (ii) the Company failing to cause any successor to all or substantially all of the business and assets of the Company expressly to assume the obligations of the Company under this Agreement.

The Company shall have the right, exercisable by written notice to you delivered before the date which is 60 days prior to the Term Date, to terminate your employment under this Agreement without cause, which notice shall specify the effective date of such termination. If such notice is delivered on or after the date which is 60 days prior to the Term Date, the provisions of Section 4.3 shall apply.

4.2.1     After the effective date of a termination pursuant to this Section 4.2 (a “termination without cause”), you shall receive Base Salary and a pro rata portion of your Average Annual Bonus (as defined below) through the effective date of termination. You will also be entitled to any unpaid Bonus for the year prior to the year which includes the effective date of termination which has been determined pursuant to Section 3.2 (which if not determined, shall be equal to your Average Annual Bonus) and any accrued but unpaid cash-based long-term compensation as provided in Section 3.3. Your Average Annual Bonus shall be equal to the average of the regular annual bonus amounts (excluding the amount of any special or spot bonuses) in respect of the two calendar years during the most recent five calendar years for which the annual bonus received by you from the Company was the greatest; provided, however, if the Company has previously paid you no annual Bonus, then your Average Annual Bonus shall equal your target Bonus and if the Company has previously paid you one annual Bonus, then your Average Annual Bonus shall equal the average of such Bonus and your target Bonus. Your pro rata Average Annual Bonus pursuant to this Section 4.2.1 shall be paid to you at the times set forth in Section 4.6.

4.2.2     After the effective date of a termination without cause, you shall remain an employee of the Company for a period ending on the date (the “Severance Term Date”) which is the later of (i) the Term Date and (ii) the date which is twelve months after the effective date of such termination and during such period you shall be entitled to receive, whether or not you become disabled during such period but subject to Section 6, (a) Base Salary (on the Company’s normal payroll payment dates as in effect immediately prior to the effective date of your termination without cause) at an annual rate equal to your Base Salary in effect immediately prior to the notice of termination, and (b) an annual Bonus in respect of each calendar year or portion thereof (in which case a pro rata portion of such Bonus will be payable) during such period equal to your Average Annual Bonus. Except as provided in the succeeding sentence, if you accept other full-time employment during such period or notify the Company in writing of your intention to terminate your status as an employee during such period, you shall cease to be treated as an employee of the Company for purposes of your rights to receive certain post-termination benefits under Section 7.2 effective upon the commencement of such other employment or the effective date of such termination as specified by you in such notice, whichever is applicable (the “Equity Cessation Date”), and you shall receive the remaining payments of Base Salary and Bonus pursuant to this Section 4.2.2 at the times specified in Section 4.6 of the Agreement. Notwithstanding the foregoing, if you accept employment with any not-for-profit entity or governmental entity, then you may continue to be treated as an employee of the Company for purposes of your rights to receive certain post-termination benefits pursuant to Section 7.2 and you will continue to receive the payments as provided in the first sentence of this Section 4.2.2; and if you accept full-time employment with any affiliate of the Company, then the payments provided for in this Section 4.2.2 shall immediately cease and you shall not be entitled to any further payments. For purposes of this Agreement, the term “affiliate” shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company or Time Warner.

4.3     After the Term Date.     If at the Term Date, the term of employment shall not have been previously terminated pursuant to the provisions of this Agreement, no Disability Period is then in effect and the parties shall not have agreed to an extension or renewal of this Agreement or on the terms of a new employment agreement, then the term of employment shall continue on a month-to-month basis and you shall continue to be employed by the Company pursuant to the terms of this Agreement, subject to termination by either party hereto on 60 days written notice delivered to the other party (which notice may be delivered by either party at any time on or after the date which is 60 days prior to the Term Date). If the Company shall terminate the term of employment on or after the Term Date for any reason (other than for cause as defined in Section 4.1, in which case Section 4.1 shall apply), which the Company shall have the right to do so long as no Disability Date (as defined in Section 5) has occurred prior to the delivery by the Company of written notice of termination, or you terminate the term of employment as a result of the Company’s material breach of its obligations under this Agreement, then such termination shall be deemed for all purposes of this Agreement to be a “termination without cause” under Section 4.2 and the provisions of Sections 4.2.1 and 4.2.2 shall apply.

4.4     Release.     A condition precedent to the Company’s obligation to make the payments associated with a termination without cause shall be your execution and delivery of a release in the form attached hereto as Annex A. If you shall fail to execute and deliver such release, or if you revoke such release as provided therein, then in lieu of the payments provided for herein, you shall receive a severance payment determined in accordance with the Company’s policies relating to notice and severance.

4.5     Mitigation.     In the event of a termination without cause under this Agreement, you shall not be required to seek other employment in order to mitigate your damages hereunder, unless Section 280G of the Internal Revenue Code would apply to any payments to you by the Company and your failure to mitigate would result in the Company losing tax deductions to which it would otherwise have been entitled. In such an event, you will engage in whatever mitigation is necessary to preserve the Company’s tax deductions. With respect to the preceding sentences, any payments or rights to which you are entitled by reason of the termination of employment without cause shall be considered as damages hereunder. Any obligation to mitigate your damages pursuant to this Section 4.5 shall not be a defense or offset to the Company’s obligation to pay you in full the amounts provided in this Agreement upon the occurrence of a termination without cause, at the time provided herein, or the timely and full performance of any of the Company’s other obligations under this Agreement.

4.6     Payments.     Payments of Base Salary and Bonus required to be made to you shall be made or commence within 60 days after any termination without cause and shall otherwise be made at the same times as such payments would have been paid to you pursuant to Sections 3.1, 3.2 and 4.2 if you had not been terminated, subject to Section 11.17.

5.     Disability.

    5.1     Disability Payments.     If during the term of employment and prior to the delivery of any notice of termination without cause, you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing your usual duties for a period of six consecutive months, or for shorter periods aggregating six months in any twelve-month period, the Company shall, nevertheless, continue to pay your full compensation through the last day of the sixth consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of six months in any twelve-month period (such last day or date being referred to herein as the “Disability Date”), subject to Section 11.17. If you have not resumed your usual duties on or prior to the Disability Date, the Company shall pay you a pro rata Bonus (based on your Average Annual Bonus) for the year in which the Disability Date occurs and thereafter shall pay you disability benefits for the period ending on the later of (i) the Term Date or (ii) the date which is twelve months after the Disability Date (in the case of either (i) or (ii), the “Disability Period”), in an annual amount equal to 75% of (a) your Base Salary at the time you become disabled and (b) the Average Annual Bonus, in each case, subject to Section 11.17.

    5.2     Recovery from Disability.     If during the Disability Period you shall fully recover from your disability, the Company shall have the right (exercisable within 60 days after notice from you of such recovery), but not the obligation, to restore you to full-time service at full compensation. If the Company elects to restore you to full-time service, then this Agreement shall continue in full force and effect in all respects and the Term Date shall not be extended by virtue of the occurrence of the Disability Period. If the Company elects not to restore you to full-time service, you shall be entitled to obtain other employment, subject, however, to the following: (i) you shall perform advisory services during any balance of the Disability Period; and (ii) you shall comply with the provisions of Sections 8 and 9 during the Disability Period. The advisory services referred to in clause (i) of the immediately preceding sentence shall consist of rendering advice concerning the business, affairs and management of the Company as requested by the Chief Executive Officer or other more senior officer of the Company but you shall not be required to devote more than five days (up to eight hours per day) each month to such services, which shall be performed at a time and place mutually convenient to both parties. Any income from such other employment shall not be applied to reduce the Company’s obligations under this Agreement.

    5.3     Other Disability Provisions.     The Company shall be entitled to deduct from all payments to be made to you during the Disability Period pursuant to this Section 5 an amount equal to all disability payments received by you during the Disability Period from Worker’s Compensation, Social Security and disability insurance policies maintained by the Company; provided, however, that for so long as, and to the extent that, proceeds paid to you from such disability insurance policies are not includible in your income for federal income tax purposes, the Company’s deduction with respect to such payments shall be equal to the product of (i) such payments and (ii) a fraction, the numerator of which is one and the denominator of which is one less the maximum marginal rate of federal income taxes applicable to individuals at the time of receipt of such payments. All payments made under this Section 5 after the Disability Date are intended to be disability payments, regardless of the manner in which they are computed. Except as otherwise provided in this Section 5, the term of employment shall continue during the Disability Period and you shall be entitled to all of the rights and benefits provided for in this Agreement, except that Sections 4.2 and 4.3 shall not apply during the Disability Period, and unless the Company has restored you to full-time service at full compensation prior to the end of the Disability Period, the term of employment shall end and you shall cease to be an employee of the Company at the end of the Disability Period and shall not be entitled to notice and severance or to receive or be paid for any accrued vacation time or unused sabbatical.

6.     Death.     If you die during the term of employment, this Agreement and all obligations of the Company to make any payments hereunder shall terminate except that your estate (or a designated beneficiary) shall be entitled to receive Base Salary to the last day of the month in which your death occurs, any unpaid Bonus award with respect to a year prior to your death (if not previously determined, based on an Average Annual Bonus), any accrued but unpaid long term incentive compensation as provided in Section 3.3, and Bonus compensation (at the time bonuses are normally paid) based on the Average Annual Bonus, but prorated according to the number of whole or partial months you were employed by the Company in such calendar year.

7.     Other Benefits.

    7.1     General Availability.     To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its senior executives, during the term of your employment and so long as you are an employee of the Company, you shall be eligible to participate in any savings plan, or similar plan or program and in any group life insurance, hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter. In addition, you shall be entitled during the term of employment and, subject to Section 7.2, as long as you are treated as an employee of the Company, to receive other benefits generally available to senior executives of the Company to the extent you are eligible under the general provisions thereof.

    7.2     Benefits After a Termination or Disability.     After the effective date of a termination of employment pursuant to Section 4.2 and prior to the Severance Term Date or during the Disability Period, you shall continue to be treated as an employee of the Company for purposes of eligibility to participate in the Company’s health and welfare benefit plans other than disability programs and to receive the health and welfare benefits (other than disability programs) required to be provided to you under this Agreement to the extent such health and welfare benefits are maintained in effect by the Company for its executives. After the effective date of a termination of employment pursuant to Section 4 or during a Disability Period, you shall not be entitled to any additional awards or grants under any stock option, restricted stock unit or other stock-based incentive plan and you shall not be entitled to continue elective deferrals in or accrue additional benefits under any qualified or nonqualified retirement programs maintained by the Company. At the Severance Term Date, your rights to benefits and payments under any health and welfare benefit plans or any insurance or other death benefit plans or arrangements of the Company shall be determined in accordance with the terms and provisions of such plans. At the Severance Term Date or, if earlier, the Equity Cessation Date, your rights to benefits and payments under any stock option, restricted stock unit, stock appreciation right, bonus unit, management incentive or other plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock units or other awards were granted. However, notwithstanding the foregoing or any more restrictive provisions of any such plan or agreement, if your employment with the Company is terminated as a result of a termination pursuant to Section 4.2, then, (i) all stock options to purchase shares of Time Warner Common Stock shall continue to vest, and any such vested stock options shall remain exercisable (but not beyond the term of such options) through the earlier of the Severance Term Date or the Equity Cessation Date; (ii) except if you shall then qualify for retirement under the terms of the applicable stock option agreement and would receive more favorable treatment under the terms of the stock option agreement, (x) then, consistent with the terms of the Prior Employment Agreement, all stock options to purchase shares of Time Warner Common Stock granted to you on or after November 26, 2006 and prior to the Effective Date (the “Term Options”) that would have vested on or before the Severance Term Date (or the comparable date under any employment agreement that amends, replaces or supersedes this Agreement) shall vest and become immediately exercisable upon the earlier of the Severance Term Date or the Equity Cessation Date, (y) all stock options to purchase shares of Time Warner Common Stock granted to you on or after the Effective Date (the “Subsequent Term Options”) shall vest and become immediately exercisable on the earlier of the Severance Term Date or the Equity Cessation Date, and (z) all your vested Term Options and Subsequent Term Options shall remain exercisable for a period of three years after the earlier of the Severance Term Date or the Equity Cessation Date (but not beyond the term of such stock options); and (iii) the Company shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” within the meaning of any stock option agreement between you and Time Warner. With respect to awards of restricted stock units (“RSUs”) granted to you prior to the Effective Date and held at the time of a termination of employment pursuant to Section 4.2, subject to potential further delay in payment pursuant to Section 11.17, and except as otherwise provided under Section 3.5 with respect to your initial grant of RSUs, (i) if you are eligible for retirement treatment at the effective date of the termination, then for all awards of RSUs that contain special accelerated vesting upon retirement, the vesting of the RSUs will accelerate upon, and the shares of Time Warner Common Stock will be paid to you promptly following, the effective date of termination of employment, and (ii) if you are not eligible for retirement treatment at the effective date of the termination of employment, then the treatment of the RSUs will be determined at the earlier of the Severance Term Date or the Benefit Cessation Date in accordance with the terms of the applicable award agreement(s), but the shares of Time Warner Common Stock underlying any vested RSUs will not be paid to you until promptly following the next regular vesting date(s) for such award(s) of RSUs. Subject to potential further delay in payment pursuant to Section 11.17, the vesting of any awards of RSUs granted to you on or after the Effective Date and held at the time of a termination of employment pursuant to Section 4.2 will accelerate upon, and the shares of Time Warner Common Stock will be paid to you promptly following, the effective date of a termination of employment pursuant to Section 4.2.

7.3         Life Insurance.         During your employment with the Company, the Company shall (i) provide you with $50,000 of group life insurance and (ii) pay you annually an amount equal to two times the premium you would have to pay to obtain life insurance under the Group Universal Life (“GUL”) insurance program made available by the Company in an amount equal to $4,000,000. The Company shall pay you this amount no later than March 15 of the calendar year following any calendar year in which you are entitled to this amount. You shall be under no obligation to use the payments made by the Company pursuant to the preceding sentence to purchase GUL insurance or to purchase any other life insurance. If the Company discontinues its GUL insurance program, the Company shall nevertheless make the payments required by this Section 7 as if such program were still in effect. The payments made to you hereunder shall not be considered as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit-sharing or other benefit plan of the Company or any subsidiary of the Company.

7.4     Payments in Lieu of Other Benefits.     In the event the term of employment and your employment with the Company is terminated pursuant to any section of this Agreement, you shall not be entitled to notice and severance under the Company’s general employee policies or to be paid for any accrued vacation time or unused sabbatical, the payments provided for in such sections being in lieu thereof.

7.5     Deferred Compensation.     The Company will establish a deferred compensation arrangement (the “Deferral Arrangement”) and credit $7,325,000 in the Deferral Arrangement at the Effective Date. The amount credited in the Deferral Arrangement will increase or decrease for gains, losses and earnings based on crediting elections made by you from choices that are consistent with those available for amounts deferred under the Time Warner Inc. Deferred Compensation Plan, as such crediting alternatives may change from time to time. No further amounts will be deferred pursuant to or in connection with the Deferral Arrangement, it being the intention of the parties that any future amounts that you may elect to defer from your bonuses will be deferred pursuant to and in accordance with the terms of the Time Warner Inc. Deferred Compensation Plan. If, prior to the Term Date, you voluntarily resign (other than a termination on account of your death or disability or pursuant to Section 4.2) or your employment is terminated for cause pursuant to Section 4.1 of this Agreement, then you will forfeit any and all right to the amounts credited in the Deferral Arrangement. If your employment is terminated prior to the Term Date other than (i) for cause pursuant to Section 4.1 of this Agreement or (ii) as a result of your voluntary resignation (other than a termination on account of your death or disability or pursuant to Section 4.2), then the amounts credited in the Deferral Arrangement will be payable to you in ten annual installment payments (1/10th of the value to be paid in the first installment, 1/9th of the remaining value in the second installment, and so on), beginning on April 1 of the year after you terminate employment with the Company; provided, however, that if your employment is terminated, pursuant to this sentence, on or prior to November 1, 2007, then the amounts credited in the Deferral Arrangement will be payable to you in a lump sum 60 days after you terminate employment with the Company. If your employment is not terminated prior to the Term Date, then the amount credited in the Deferral Arrangement will be payable to you in ten annual installment payments (in the same manner as in the preceding sentence), beginning on April 1 of the year after you terminate employment with the Company. For purposes of the two preceding sentences, “terminate employment” shall mean “separation from service” (within the meaning of Section 409A of the Code). Notwithstanding the foregoing, if the Company determines that the foregoing payment of amounts in the Deferral Arrangement is subject to Section 409A(a)(2)(B)(i) of the Code, such payment shall not be paid until the later of (a) six months after the date of your “separation from service” (within the meaning of Section 409A of the Code) and (b) the payment date specified in this Agreement for such payment. On the earliest date on which such payment can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, you shall be paid, in a single lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence together with any earnings attributable to such amounts. Time Warner and the Company acknowledge that while the payment obligations related to the Deferral Arrangement are obligations of the Company, if the Company fails to make any required payments to you, Time Warner will make such required payment(s) and will have a claim for reimbursement from the Company, and you acknowledge that in such instance, Time Warner will have and be able to assert any defenses to payment that the Company may have.

7.6   Housing and Automobile Allowance.    In compliance with the Company’s current practices and policies, the Company will provide you with transition housing in the Dulles, Virginia metropolitan area up to the first year of the Term. The Company will also provide you with a car allowance of $2,000 a month during the Term.

7.7   AOL Transaction.

7.7.1  Except as otherwise provided under Section 3.5, if an AOL Transaction (as defined below) occurs, then with respect to the Time Warner stock options, restricted stock, restricted stock units and other Time Warner equity-based awards held by you on the date the AOL Transaction closes, the treatment of such equity awards will be equivalent to the treatment that would apply pursuant to Section 7.2 if your employment with the Company had been terminated without cause pursuant to Section 4.2 concurrent with the closing of such an AOL Transaction and you had left the payroll of the Company on the same date, regardless of your actual employment status with the Company. Accordingly, in such event, except if you shall otherwise qualify for more favorable terms under the applicable stock option agreement or other award agreement, (i) the Term Options that would have vested on or before the Term Date (or the comparable date under any employment agreement that amends, replaces or supersedes this Agreement) and all Subsequent Term Options shall vest and become immediately exercisable on the closing date of such an AOL Transaction, (ii) all vested options shall remain exercisable for a period of three years after the closing date of such an AOL Transaction (but not beyond the term of such options), (iii) the vesting of RSUs granted to you on or after the Effective Date and held at the time of such an AOL Transaction will accelerate on, and, subject to potential further delay in payment pursuant to Section 11.17, the shares of Time Warner Common Stock will be paid to you promptly following, the closing date of such an AOL Transaction, and (iv) subject to potential further delay in payment pursuant to Section 11.17, any other unvested awards of restricted stock, restricted stock units or other Time Warner equity-based award shall be determined in accordance with the terms and provisions of such plans and any agreements under which such restricted stock, restricted stock units or other awards were granted, based on the assumption that your employment terminated without cause on the closing date of such an AOL Transaction. If this Section 7.7 shall become applicable as a result of an AOL Transaction, then the benefits and treatment provided for in this Section 7.7 with respect to stock options, restricted stock, restricted stock units and other equity-based awards shall replace and supersede in all respects the treatment of such equity awards provided in Section 7.2, and you will not receive any additional benefits pursuant to Section 7.2 with respect to Time Warner equity-based awards if your employment with the Company is terminated following or in connection with an AOL Transaction.

7.7.2 In the event of an AOL Transaction, you will remain entitled to receive annual Long Term Incentive Compensation as described in Section 3.4, except that you acknowledge that any stock-based awards made following such an AOL Transaction will not be awards based on or otherwise tied to Time Warner common stock. With respect to your long term incentive target for any calendar year after an AOL Transaction, any stock options, restricted stock units or other equity-based awards for such year shall be awarded to you within the first quarter of such year.

7.7.3  In the event of an AOL Transaction your duties, authority, powers and functions shall be commensurate with the duties, authority, powers and functions you have under this Agreement. All references under this Agreement to Time Warner or to a Time Warner Executive shall be replaced by a reference to the Company’s Board of Managers.

7.7.4  For purposes of this Agreement, an “AOL Transaction” shall mean (a) a transaction the result of which is the Company ceases to be a consolidated subsidiary of Time Warner, whether due to the sale, transfer or distribution of stock, a merger, the contribution of stock to a joint venture or for any other reason, or (b) any sale, transfer or other disposition by Time Warner of all or substantially all of the Company’s business and assets, whether by merger, sale of stock or assets, formation of a joint venture or otherwise, as the case may be, other than any such sales, transfers or dispositions following which the financial results of all or substantially all of the Company’s business continues to be consolidated with the financial results of Time Warner in the periodic reports filed by Time Warner with the Securities and Exchange Commission.

8. Protection of Confidential Information; Non-Compete.

8.1    Confidentiality Covenant.    You acknowledge that your employment by the Company (which, for purposes of this Section 8.1 shall mean Time Warner Inc. and its affiliates) will, throughout the term of employment, bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is international in scope, that its products and services are marketed throughout the world, that the Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree:

8.1.1    You shall keep secret all confidential matters of the Company and, except in the proper performance of your services hereunder, shall not disclose such matters to anyone outside of the Company, or to anyone inside the Company who does not have a need to know or use such information, and shall not use such information for personal benefit or the benefit of a third party, either during or after the term of employment, except with the Company’s written consent, provided that (i) you shall have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder and (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process; (Nothing in this provision 8.1.1 will prohibit you form providing information necessary to enforce this Agreement to attorneys, accountants or other professionals who will be bound to maintain the confidentiality of the information);

8.1.2    You shall deliver promptly to the Company on termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control; and

8.1.3    If the term of employment is terminated pursuant to Section 4, for a period of one year after such termination, without the prior written consent of the Chief Executive Officer or Chief Operating Officer of Time Warner, you shall not employ, and shall not cause any entity of which you are an affiliate to employ, any person who was a full-time employee of the Company at the date of such hire or within six months prior thereto but such prohibition shall not apply to your secretary or executive assistant or to any other employee eligible to receive overtime pay.

8.2    Non-Compete.    During the term of employment and through the later of (i) the Term Date, (ii) the Severance Term Date, (iii) the Benefit Cessation Date, if applicable, and, (iv) and twelve months after the effective date of any termination of the term of employment pursuant to Section 4, you shall not, directly or indirectly, without the prior written consent of the Chief Executive Officer or Chief Operating Officer of Time Warner, render any services to, or act in any capacity for, any Competitive Entity, or acquire any interest of any type in any Competitive Entity; provided, however, that the foregoing shall not be deemed to prohibit you from acquiring, (a) solely as an investment and through market purchases, securities of any Competitive Entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (b) securities of any Competitive Entity that are not publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity. For purposes of the foregoing, the following shall be deemed to be a Competitive Entity: (x) during the period that you are actively employed with the Company, any person or entity that engages in any line of business that is substantially the same as either (i) any line of business which the Company engages in, conducts or, to your knowledge, has definitive plans to engage in or conduct or (ii) any operating business that is engaged in or conducted by the Company as to which, to your knowledge, the Company covenants, in writing, not to compete with in connection with the disposition of such business, (y) during the period following a termination of your term of employment pursuant to Section 4, any of the following: eBay, Inc., MySpace, Interactive Corp., EarthLink, Inc., Google Inc., Microsoft Corporation, and Yahoo! Inc., and their respective subsidiaries and any successor to the internet service provider, media or entertainment businesses thereof, and (z) any internet access, service or portal company or any other company that directly competes with AOL (Notwithstanding clause (z) above, you may provide services to a non-competitive division or subsidiary of any entity described in clause (z) above).

9.    Ownership of Work Product.    You acknowledge that during the term of employment, you may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that all of the foregoing shall be owned by and belong exclusively to the Company and that you shall have no personal interest therein, provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of your inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof or work product that is owned by your previous employer.

10.    Notices.    All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

10.1	If to Time Warner:

Time Warner Inc.
One Time Warner Center
New York, New York 10019
Attention: Senior Vice President - Global
Compensation and Benefits

(with a copy, similarly addressed
but Attention: General Counsel)

If to the Company:

AOL LLC
22000 AOL Way
Dulles, Virginia 20166
Attention: General Counsel

(with a copy to Time Warner to the addressees set forth above).

10.2    If to you, to your residence address set forth on the records of the Company.

With a copy to:

Paul M. Ritter, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036

And

David Nochinson, Esq.
Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie, Stiffleman & Cook LLP
1801 Century Park West
Los Angeles, California 90067

11.    General.

11.1    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.

11.2    Captions.    The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.3    Entire Agreement.    This Agreement, including Annexes A and B, set forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

11.4    No Other Representations.    No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

11.5    Assignability.    This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement or in any pension or welfare plan of the Company or Time Warner, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company’s business and assets, whether by merger, purchase of stock or assets or otherwise, as the case may be. Upon any such assignment, the Company shall cause any such successor expressly to assume in writing such obligations, and such rights and obligations shall inure to and be binding upon any such successor.

11.6    Amendments; Waivers.    This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.7    Specific Remedy.    In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Sections 8.1, 8.2, or 9, the Company shall have the right and remedy to seek to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.

11.8    Resolution of Disputes.    Except as provided in the preceding Section 11.7, any dispute or controversy arising with respect to this

Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall, at the election of either you or the Company, be submitted to JAMS/ENDISPUTE for resolution in arbitration in accordance with the rules and procedures of JAMS/ENDISPUTE. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 11.8. Any such proceedings shall take place in New York City before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS/ENDISPUTE shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose. Each party shall be responsible for his or its costs of arbitration (including reasonable attorneys fees and the fees of experts). If at the time any dispute or controversy arises with respect to this Agreement, JAMS/ENDISPUTE is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS/ENDISPUTE for the purposes of the foregoing provisions of this Section 11.8. If you shall be the prevailing party in such arbitration, the Company shall promptly pay, upon your demand, all legal fees, court costs and other costs and expenses incurred by you in any legal action seeking to enforce the award in any court.

11.9    Beneficiaries.    Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

11.10    No Conflict.    You represent and warrant to the Company that this Agreement is legal, valid and binding upon you and the execution of this Agreement and the performance of your obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which you are a party (including, without limitation, any other employment agreement). The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.

11.11    Conflict of Interest.    Attached as Annex B and made part of this Agreement is the AOL Standards of Business Conduct. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time.

11.12    Withholding Taxes.    Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

11.13    No Offset.    Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.

11.14    Severability.    If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

11.15    Survival.    Sections 3.6, 7.3 and 8 through 11 shall survive any termination of the term of employment by the Company for cause pursuant to Section 4.1. Sections 3.6, 4.2, 4.3, 4.4, 4.5, 4.6 and 7 through 11 shall survive any termination of the term of employment pursuant to Sections 4.2, 5 or 6. In all other cases, Section 3.6, 7.2 and 7.5 shall survive the termination or expiration of the term of employment.

11.16    Definitions.    The following terms are defined in this Agreement in the places indicated:

affiliate - Section 4.2.2

Average Annual Bonus - Section 4.2.1

Base Salary - Section 3.1

Bonus - Section 3.2.1

Separation Agreement - Section 3.2.1

Prior Employer Bonus - Section 3.2.1

cause - Section 4.1

Code - Section 4.2.2

Company - the first paragraph on page 1 and Section 8.1

Competitive Entity - Section 8.2

Disability Date - Section 5

Disability Period - Section 5

Effective Date - the first paragraph on page 1

Equity Cessation Date - Section 4.2.2

Severance Term Date - Section 4.2.2

Subsequent Term Option - Section 7.2

Term Option - Section 7.2

Term Date - Section 1

term of employment - Section 1

termination without cause - Section 4.2.1

Transition Plan - Section 3.4

Work Product - Section 9

11.17    Compliance with IRC Section 409A.    This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with

Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 11.17; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

TIME WARNER INC.

By	/s/ Mark A. Wainger

AOL LLC

By:	/s/ Mark A. Wainger

/s/ Randel A. Falco	3/7/08
Randel A. Falco

ANNEX A

RELEASE

Pursuant to the terms of the Employment Agreement made as of                     , between TIME WARNER INC., a Delaware corporation (“Time Warner”), One Time Warner Center, New York, New York 10019, AOL LLC, a Delaware limited liability company (“AOL” or the “Company”), 22000 AOL Way, Dulles, Virginia 20166 and the undersigned (the “Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, [Name], being of lawful age, do hereby release and forever discharge the Company and any successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities and their respective officers, directors, shareholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), which in any way relate to or arise out of my employment with the Company or any of its subsidiaries or the termination of such employment, which I may now or hereafter have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by me or granted to me by the Company that are scheduled to vest subsequent to my termination of employment (except for those stock options schedule to vest after the date of my termination under Section 7 of the Agreement) and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date I sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act and the Employee Retirement Income Security Act, each as amended through and including the date of this Release; provided, however, that the execution of this Release shall not prevent the undersigned from bringing a lawsuit against the Company to enforce its obligations under the Agreement; provided further, the execution of this Release does not release any right I might have against the Company or Time Warner for indemnification under the Agreement of any other agreement, plan or arrangement. Nothing in this Release shall be read to limit my ability to defend myself against any action brought against me by the Company or Time Warner.

I acknowledge that I have been given at least 21 days from the day I received a copy of this Release to sign it and that I have been advised to consult an attorney. I understand that I have the right to revoke my consent to this Release for seven days following my signing. This Release shall not become effective or enforceable until the expiration of the seven-day period following the date it is signed by me.

I ALSO ACKNOWLEDGE THAT BY SIGNING THIS RELEASE I MAY BE GIVING UP VALUABLE LEGAL RIGHTS AND THAT I HAVE BEEN ADVISED TO CONSULT A LAWYER BEFORE SIGNING. I further state that I have read this document and the Agreement referred to herein, that I know the contents of both and that I have executed the same as my own free act.

WITNESS my hand this          day of                     ,         .

ANNEX B

AOL

STANDARDS OF BUSINESS CONDUCT